Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference into (a) Registration Statement No. 333-208911 on Form S-8, (b) Registration Statement No. 333-259445 on Form F-3, (c) Registration Statement No. 333-258254 on Form F-3 and (d) Registration Statement No. 333-255973 on Form F-3, of our reports dated May 2, 2022 relating to the consolidated financial statements of Ferroglobe PLC and the effectiveness of Ferroglobe PLC’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses), appearing in this Annual Report on Form 20-F of Ferroglobe PLC for the year ended December 31, 2021

/s/ Deloitte, S.L.

Madrid, Spain

May 2, 2022